Exhibit 99.1

      Astoria Financial Corporation Announces Fourth Quarter EPS of $0.63;
                             Full Year EPS of $2.49

   Quarterly Cash Dividend Increased 14% to $0.25 Per Common Share; Annual

                               Meeting Date Set


    LAKE SUCCESS, N.Y., Jan. 22 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $48.0 million, or $0.63 diluted earnings per common share, for the quarter ended December 31, 2003, compared to net income of $61.1 million, or $0.73 diluted earnings per common share for the 2002 fourth quarter and $41.6 million, or $0.53 diluted earnings per common share, for the 2003 third quarter. For the 2003 fourth quarter, returns on average equity, average tangible equity and average assets were 13.58%, 15.63% and 0.84%, respectively, compared to 15.66%, 17.77% and 1.11%, respectively, for the comparable 2002 period, and 11.35%, 12.99% and 0.74%, respectively, for the 2003 third quarter.

    Net income for the full year 2003 totaled $196.8 million, or $2.49 diluted earnings per common share, compared to net income of $248.4 million, or $2.85 diluted earnings per common share for 2002. For 2003, returns on average equity, average tangible equity and average assets were 13.26%, 15.15%, and 0.87%, respectively, compared to 15.87%, 18.00% and 1.12%, respectively, for 2002.

    Commenting on the Company's results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, said, "As expected, the rise in long-term interest rates in the second half of 2003 has significantly reduced mortgage refinance activity and related net premium amortization. In addition, earnings have also started to benefit from the downward repricing of our maturing borrowings. As a result, we are beginning to realize a very positive effect on the net interest margin."


    Board Increases Quarterly Cash Dividend 14%

    The Board of Directors of the Company, at their January 21, 2004 meeting, declared a quarterly cash dividend of $0.25 per common share, a 14% increase from the previous quarter's dividend. The dividend is payable on March 1, 2004 to shareholders of record as of February 17, 2004. This is the thirty-fifth consecutive quarterly cash dividend declared by the Company.


    Ninth Stock Repurchase Program Continues

    During the fourth quarter, Astoria repurchased 1.1 million shares of its common stock at an average cost of $34.66 per share. For the twelve months ended December 31, 2003, 7.1 million shares were repurchased at an average cost of $27.63 per share. To date, under the ninth program that commenced in November 2002, Astoria has repurchased 7.4 million shares of the 10 million shares authorized, at an average price of $27.59 per share.


    Board Sets Annual Shareholders' Meeting Date

    The Board of Directors, at their January 21, 2004 meeting, established
May 19, 2004 as the date for the Annual Meeting of Shareholders, with a record date of March 26, 2004.


    Balance Sheet Summary & Trends

    Key balance sheet highlights including the cumulative effect of the Company's balance sheet repositioning since December 31, 1999 follow:


    (Dollars in millions)                                          Change
                                                                  12/31/99-
                12/31/99  12/31/00  12/31/01  12/31/02  12/31/03  12/31/03
    Assets       $22,697   $22,337   $22,668   $21,698   $22,458     -  1%
    Loans        $10,286   $11,422   $12,167   $12,059   $12,687     + 23%
    MBS           $9,287    $7,875    $7,074    $7,380    $8,244     - 11%
    Deposits      $9,555   $10,072   $10,904   $11,067   $11,187     + 17%
    Core
     Deposits*    $4,625    $4,922    $5,743    $5,914    $5,685     + 23%
    Checking        $878    $1,005    $1,200    $1,383    $1,493     + 70%
    Borrowings   $11,524   $10,320    $9,822    $8,821    $9,628     - 16%

    * Excludes time deposits


    Mortgage loan originations and purchases for the quarter ended
December 31, 2003 totaled $1.5 billion compared to $1.6 billion for the comparable 2002 period. Included in the fourth quarter mortgage loan production were one-to-four family mortgage loans totaling $1.0 billion, predominantly 3/1 and 5/1 adjustable rate mortgage ("ARM") loans. For the full year 2003, loan volume increased $1.7 billion to a record $7.3 billion, of which 76% was one-to-four family mortgage loans, predominantly 3/1 and 5/1 ARMs.

    For the quarter ended December 31, 2003, multifamily and commercial real estate ("CRE") loan originations increased 79% to $444.9 million from $249.2 million for the 2002 fourth quarter. For the full year 2003, multifamily and CRE loan originations totaled $1.7 billion, an increase of $639.9 million, or 63%, over 2002 originations. The combined portfolios of multifamily and CRE loans grew $766.1 million, or 33% to $3.1 billion, or 25% of total loans at December 31, 2003. The average loan outstanding in the combined multifamily and CRE portfolio is under $1 million and the average loan-to-value ratio of this portfolio continues to be less than 65%, based on current principal balance and original appraised value.

    The Company's strong multifamily and CRE lending capabilities are reflected in the growth of this portfolio since 1999:


                                                                    Change
    (Dollars in millions)                                          12/31/99-
                 12/31/99  12/31/00  12/31/01  12/31/02  12/31/03  12/31/03
    Multifamily/
     CRE Loans    $1,014    $1,282    $1,693    $2,345    $3,111    +207%
    % of Total
     Loans           10%       11%       14%       20%       25%    +150%


    "It is important to note that the substantial growth in our top-quality, low credit risk multifamily and CRE portfolios, capped by record loan originations in 2003, has been achieved while maintaining our strict underwriting standards. We expect solid growth in these portfolios to continue in 2004," Mr. Engelke noted.

    Mortgage loan prepayments for the quarter ended December 31, 2003 decreased to $894.1 million compared to $1.5 billion for both the 2002 fourth quarter and the previous 2003 quarter. For the year ended December 31, 2003, mortgage loan prepayments totaled $5.2 billion as compared to $4.5 billion for the full year 2002. Despite the very high level of refinance activity in 2003, the total loan portfolio grew by $627.6 million and totaled $12.7 billion at December 31, 2003, primarily attributable to the substantial multifamily and CRE loan growth.

    At December 31, 2003, non-performing loans declined to $29.7 million, or 0.13% of total assets, from $34.5 million, or 0.16% of total assets, at December 31, 2002. Net charge-offs for the quarter and year ended December 31, 2003 were $84,000 and $425,000, respectively, or less than one basis point of average loans outstanding, compared to $102,000 and $1.0 million, respectively, for the comparable 2002 periods. The ratio of the allowance for loan losses to non-performing loans increased to 280% at December 31, 2003 from 242% at December 31, 2002. Commenting on the superior asset quality, Mr. Engelke noted, "The quality of our assets continues to remain excellent as evidenced by our very low level of loan delinquencies and non-performing assets. Net charge-offs for the year were negligible, which is also indicative of our conservative lending policies and the fact that over 99% of our loan portfolio is secured by real estate with a loan-to-value ratio averaging less than 65%, based upon current principal balance and original appraised value."

    Mortgage-backed securities ("MBS") totaled $8.2 billion at December 31, 2003, essentially unchanged from the previous quarter, and increased $864.5
million from December 31, 2002.   MBS repayments totaled $779.8 million for
the 2003 fourth quarter compared to $2.3 billion for the 2002 fourth quarter and $2.5 billion for the 2003 third quarter. For the year ended December 31, 2003, MBS repayments totaled $6.9 billion compared to $6.1 billion for the comparable 2002 period. A detailed profile of the fixed rate MBS portfolio at December 31, 2003 follows:


    (Dollars in millions)
                                 Unamortized
                    Book Value     Premium/     Current   Collateral     Avg
                                  (Discount)     Coupon     Coupon       Life
    Premium MBS       $2,555        $27.2        5.07%       6.10%     2.7 yrs
    Discount/Par MBS  $5,598       $(18.7)       4.15%       5.80%     3.6 yrs
    Total             $8,153         $8.5        4.43%       5.93%     3.3 yrs


    Deposits were up $119.4 million for the year ended December 31, 2003 to $11.2 billion. Core deposits, which exclude certificate of deposit accounts, declined during 2003 to $5.7 billion from $5.9 billion, primarily due to a decrease in money market accounts which was partially offset by a $236.8 million increase in savings and checking accounts. Checking account balances increased to $1.5 billion at December 31, 2003, from $1.4 billion at December 31, 2002, and totaled 26% of core deposits. CD accounts increased $348.4 million in 2003 and totaled $5.5 billion at December 31, 2003.
Borrowings at December 31, 2003 totaled $9.6 billion.   The following table
details future borrowing maturities and weighted average rates:


        Contractual                  Total Amount          Weighted
         Maturity                      Maturing          Average Rate
           1Q04 (1)                  $ 1.3 Billion           1.11%
           1Q04                      $ 2.8 Billion           4.97%
           2Q04                      $ 500 Million           5.80%
           3Q04                      $  20 Million           7.67%
           4Q04                      $ 105 Million           5.98%
           Total next 12 months      $ 4.7 Billion           4.03%
           Beyond 2004 (2)           $ 4.9 Billion           4.54%
           Total                     $ 9.6 Billion           4.29%

     (1) Overnight and other short-term borrowings.
     (2) Includes $2.2 billion of borrowings that have a maturity date greater than one year but can be called prior to December 31, 2004.


    In the fourth quarter, during which the average cost of borrowings declined by 38 basis points from the previous quarter to 4.39%, we entered into forward borrowing commitments totaling $500 million, the effect of which will be to extend a portion of the borrowings with a weighted average rate of 4.97%, scheduled to mature in the 2004 first quarter, for an average term of
3.3 years, at a weighted average rate of 3.05%. In addition, during the 2004 first quarter to date, we entered into forward borrowing commitments totaling $700 million, the effect of which will be to extend a portion of the borrowings with a weighted average rate of 4.97%, also scheduled to mature in the 2004 first quarter, for an average term of 3.7 years, at a weighted
average rate of 3.01%.   The remaining high cost borrowings scheduled to
mature during 2004 are also expected to either be repaid or repriced at substantially lower rates which should result in a significant decline in the cost of funds.

    In addition to the above borrowing maturities, over the next twelve months approximately $2.7 billion of CDs with an average rate of 2.70% will mature. During the fourth quarter of 2003, $868.3 million of CDs, with an average rate of 2.46% and an average maturity at inception of 15 months, matured and $833.5 million of CDs were issued or repriced at an average rate of 2.10% and an average maturity of 18 months. The following table details CDs maturing over the next twelve months along with weighted average rates:


            CDs Maturing            Amount       Weighted Average Rate
                1Q04            $ 1.1 Billion            2.26%
                2Q04            $ 751 Million            2.28%
                3Q04            $ 371 Million            2.69%
                4Q04            $ 523 Million            4.19%
                Total           $ 2.7 Billion            2.70%


    Stockholders' equity was $1.4 billion, or 6.22% of total assets, at December 31, 2003 compared to $1.6 billion, or 7.16% of total assets, at
December 31, 2002.   Astoria Federal continues to maintain capital ratios in
excess of applicable regulatory requirements. At December 31, 2003, core, tangible and risk-based capital ratios were 7.37%, 7.37% and 15.39%, respectively.


    Fourth Quarter and Full Year Earnings Summary

    Net interest income for the quarter and year ended December 31, 2003 totaled $94.6 million and $379.5 million, respectively, compared to $111.0 million and $464.4 million, respectively, for the comparable 2002 periods.

    Astoria's net interest margin for the quarter ended December 31, 2003 increased to 1.74%, or 22 basis points, from the 2003 third quarter margin of 1.52%, and decreased 42 basis points from the margin of 2.16% for 2002 fourth quarter. The linked quarter improvement in the net interest margin is primarily the result of a decline in the cost of liabilities as higher cost borrowings and CDs were repriced at lower rates and an increase in earning asset yields caused primarily by a decline in premium amortization. With mortgage refinancing activity dramatically subsiding, the net premium amortization on mortgage loans and MBS declined 44% to $19.4 million for the 2003 fourth quarter from $34.7 million in the previous 2003 quarter. For details on premium amortization expense, please see the following chart:


              MBS and Mortgage Loan Premium Amortization Trends

         (Dollars in millions)

                      1Q02     2Q02     3Q02     4Q02  Total 2002
         MBS         $(0.1)   $ 1.0    $ 3.5    $ 9.3    $13.7
         Mtg Loans   $10.1    $ 8.4    $ 9.9    $10.5    $38.9
         Total       $10.0    $ 9.4    $13.4    $19.8    $52.6

                      1Q03     2Q03     3Q03     4Q03  Total 2003
         MBS         $13.7    $21.9    $22.6    $12.7    $ 70.9
         Mtg Loans   $11.3    $12.0    $12.1    $ 6.7    $ 42.1
         Total       $25.0    $33.9    $34.7    $19.4    $113.0


    For the quarter ended December 31, 2003, the average cost of interest-bearing liabilities declined 57 basis points from the 2002 fourth quarter, primarily due to lower repricing of borrowings and retail deposits, while the average yield on interest-earning assets declined 102 basis points from a year ago, primarily due to higher levels of mortgage refinance activity throughout 2003.

    For the twelve months ended December 31, 2003, the net interest margin was 1.78% compared to 2.23% a year ago. Contributing to the year over year decline was a $60.4 million, or 115%, increase in net premium amortization to $113.0 million for 2003 from $52.6 million a year ago and the effect of the high level of refinance activity throughout 2003 offset, in part, by a decline in the cost of liabilities of 73 basis points, primarily due to the lower repricing of borrowings and retail deposits. "We are finally seeing a rebound in the net interest margin for the first time in twelve months and we expect this trend will continue with incremental benefit to the margin accruing throughout 2004," Mr. Engelke noted.

    Offsetting to some extent the future benefit to be derived from lower premium amortization expense, multifamily and CRE prepayment penalty fee income is expected to decline due to lower refinance activity in these portfolios. The table below highlights prepayment penalty income over the past eight quarters:


              Multifamily and CRE Loan Prepayment Penalty Income

    (Dollars in millions)       2002                                2003
     1Q02   2Q02   3Q02   4Q02  Total   1Q03   2Q03   3Q03   4Q03   Total
     $0.9   $0.9   $1.4   $1.7   $4.9   $2.1   $3.5   $5.8   $4.6   $16.0


    Non-interest income for the quarter ended December 31, 2003 totaled
$28.2 million compared to $30.9 million for the 2002 fourth quarter. For the year ended December 31, 2003, non-interest income totaled $119.6 million compared to $107.4 million for 2002. Included in the 2003 fourth quarter non-interest income was a $10.1 million gain on the sale of a joint venture and a $3.0 million increase in mortgage banking income, net, due primarily to the recovery of the MSR valuation allowance, partially offset by a $7.3 million net loss on the sale of $484.6 million of MBS, primarily issues which were purchased at a premium. Included in last year's non-interest income was the receipt in the 2002 fourth quarter of a $3.8 million net insurance settlement. The year over year net increase is primarily due to the increase in mortgage banking income, net, as detailed in the table below.



    (Dollars in millions)         4Q02         4Q03         2002         2003
    Loan servicing fees           $2.6         $1.7        $12.1         $7.9
    Amortization of MSR           (3.5)        (2.2)       (10.2)       (12.8)
    MSR valuation adjustments     (0.6)         2.9        (10.8)         3.1
    Net gain on sale of loans      2.8          1.9          6.6         12.1
    Mortgage banking income, net  $1.3         $4.3        $(2.3)       $10.3


    For the quarter and year ended December 31, 2003, general and administrative expense ("G&A") totaled $50.7 million and $205.9 million, respectively, compared to $48.8 million and $195.8 million, respectively, for the prior year periods. The G&A expense to average assets ratio for the 2003 fourth quarter and year was 0.89% and 0.91%, respectively, compared to 0.89% and 0.88%, respectively, for the comparable year ago periods.


    Future Outlook

    Commenting on the current operating environment, Mr. Engelke stated, "We are now just beginning to realize the positive benefits derived from lower premium amortization expense and lower borrowing costs. With mortgage refinance activity significantly reduced, premium amortization expense should return to more normalized levels. The reduced level of premium amortization, coupled with the incremental benefit yet to be derived from borrowings that have just recently been repriced lower and the expected benefit yet to be derived from the sizable amount of high rate borrowings which will be repaid or repriced at substantially lower rates this year, will significantly benefit net interest margin throughout 2004. At the same time, with reduced refinance activity and a projected continuation of a relatively steep Treasury yield curve, we expect to resume growth in our one-to-four family loan portfolio and continue to produce robust growth in our multifamily and CRE loan portfolios. This combination of events is expected to result in significant earnings growth throughout 2004."

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.5 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.


    Forward Looking Statements

    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.


    Earnings Conference Call January 22, 2004 at 3:30 p.m. (ET)

    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, January 22 at 3:30 p.m. (ET). The toll-free dial-in number is (800) 967-7140. A replay will be available on January 22, 2004 from 7:00 p.m. (ET) through January 30, 2004, 11:59 p.m.
(ET). The replay number is (888) 203-1112, passcode: 536711. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
    (In Thousands, Except Share Data)
                                                     At                At
                                                December 31,      December 31,
                                                    2003              2002
    ASSETS
    Cash and due from banks                       $173,828          $167,605
    Federal funds sold and repurchase
     agreements                                     65,926           510,252
    Mortgage-backed securities available-
     for-sale                                    2,498,315         2,453,633
    Other securities available-for-sale            156,677           338,948
    Mortgage-backed securities held-to-
     maturity
      (fair value of $5,761,666 and
       $4,985,562, respectively)                 5,745,706         4,925,891
    Other securities held-to-maturity
     (fair value of $47,451
      and $115,003, respectively)                   47,021           115,366
    Federal Home Loan Bank of New York
     stock                                         213,450           247,550
    Loans held-for-sale, net                        23,023            62,669
    Loans receivable:
      Mortgage loans, net                       12,248,772        11,680,160
      Consumer and other loans, net                438,215           379,201
                                                12,686,987        12,059,361
      Allowance for loan losses                    (83,121)          (83,546)
      Total loans receivable, net               12,603,866        11,975,815
    Mortgage servicing rights, net                  17,952            20,411
    Accrued interest receivable                     77,956            88,908
    Premises and equipment, net                    160,089           157,297
    Goodwill                                       185,151           185,151
    Bank owned life insurance                      370,310           358,898
    Other assets                                   118,395            89,435

    TOTAL ASSETS                               $22,457,665       $21,697,829

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
      Deposits                                 $11,186,594       $11,067,196
      Reverse repurchase agreements              7,235,000         6,285,000
      Federal Home Loan Bank of New York
       advances                                  1,924,000         2,064,000
      Other borrowings, net                        469,171           472,180
      Mortgage escrow funds                        108,635           104,353
      Accrued expenses and other
       liabilities                                 137,734           151,102

    TOTAL LIABILITIES                           21,061,134        20,143,831

    Stockholders' equity:
      Preferred stock, $1.00 par value;
       5,000,000 shares authorized:
        Series A (1,225,000 shares
         authorized and - 0 - shares issued
         and outstanding)                                -                 -
        Series B (2,000,000 shares
         authorized; - 0 - and 2,000,000
         shares issued and
           outstanding, respectively)                    -             2,000
      Common stock, $.01 par value;
       (200,000,000  shares authorized;
        110,996,592 shares issued; and
         78,670,254 and 84,805,817 shares
        outstanding, respectively)                   1,110             1,110
      Additional paid-in capital                   798,583           840,186
      Retained earnings                          1,481,546         1,368,062
      Treasury stock (32,326,338 and
       26,190,775 shares, at cost,
       respectively)                              (811,993)         (639,579)
      Accumulated other comprehensive
       (loss) income                               (46,489)            9,800
      Unallocated common stock held by
       ESOP
        (4,771,943 and 5,018,500 shares,
         respectively)                             (26,226)          (27,581)

    TOTAL STOCKHOLDERS' EQUITY                   1,396,531         1,553,998

    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                    $22,457,665       $21,697,829


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME
    (In Thousands, Except Share Data)


                            For the Three Months       For the Twelve Months
                              Ended December 31,        Ended December 31,
                              2003         2002         2003          2002
    Interest income:
      Mortgage loans:
        One-to-four
         family             $111,409     $142,101      $466,544      $626,251
        Multi-family,
         commercial real
         estate and
         construction         54,701       44,963       203,785       162,677
      Consumer and other
       loans                   4,779        4,912        19,247        17,623
      Mortgage-backed
       securities             83,685       88,350       337,222       377,623
      Other securities         3,561       13,477        28,955        69,211
      Federal funds sold
       and repurchase
       agreements                102        1,914         1,538        12,877
    Total interest
     income                  258,237      295,717     1,057,291     1,266,262
    Interest expense:
      Deposits                54,645       62,528       225,251       288,000
      Borrowed funds         108,945      122,185       452,502       513,838
    Total interest
     expense                 163,590      184,713       677,753       801,838

    Net interest income       94,647      111,004       379,538       464,424
    Provision for loan
     losses                        -            -             -         2,307
    Net interest income
     after provision for
     loan losses              94,647      111,004       379,538       462,117
    Non-interest income:
      Customer service
       fees                   14,163       15,272        59,841        60,190
      Other loan fees          1,688        1,774         7,556         7,696
      Net (loss) gain on
       sales of
       securities             (7,319)       2,283         7,346        10,772
      Mortgage banking
       income, net             4,277        1,282        10,291        (2,261)
      Income from bank
       owned life
       insurance               4,801        5,471        19,978        21,398
      Other                   10,633        4,825        14,549         9,612
    Total non-interest
     income                   28,243       30,907       119,561       107,407
    Non-interest
     expense:
      General and
       administrative:
        Compensation and
         benefits             26,770       27,702       110,349       106,704
        Occupancy,
         equipment and
         systems              15,024       13,525        59,892        53,125
        Federal deposit
         insurance
         premiums                456          500         1,896         1,996
        Advertising            1,090        1,251         5,833         4,806
        Other                  7,323        5,863        27,907        29,196
      Total general and
       administrative         50,663       48,841       205,877       195,827
      Extinguishment of
       debt                        -        2,202             -         2,202
    Total non-interest
     expense                  50,663       51,043       205,877       198,029

    Income before income
     tax expense              72,227       90,868       293,222       371,495
    Income tax expense        24,268       29,804        96,376       123,066

    Net income                47,959       61,064       196,846       248,429

    Preferred dividends
     declared                      -       (1,500)       (4,500)       (6,000)

    Net income available
     to common
     shareholders            $47,959      $59,564      $192,346      $242,429


    Basic earnings per
     common share              $0.65        $0.73         $2.52         $2.90


    Diluted earnings per
     common share              $0.63        $0.73         $2.49         $2.85

    Basic weighted
     average common
     shares               74,316,446   81,086,769    76,383,304    83,514,927
    Diluted weighted
     average common and
     common
      equivalent shares   75,637,477   81,945,229    77,294,705    84,919,651


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    SELECTED FINANCIAL RATIOS AND OTHER DATA

                             At or For the              At or For the
                           Three Months Ended        Twelve Months Ended
                               December 31,               December 31,
                             2003       2002            2003        2002
                              (Annualized)
    Selected Returns and
     Financial Ratios
      Return on average
       stockholders'
       equity               13.58 %    15.66 %         13.26 %      15.87 %
      Return on average
       tangible
       stockholders'
       equity (1)           15.63      17.77           15.15        18.00
      Return on average
       assets                0.84       1.11            0.87         1.12
      General and
       administrative
       expense to average
       assets                0.89       0.89            0.91         0.88
      Efficiency ratio (2)  41.23      34.42           41.25        34.25
      Net interest rate
       spread (3)            1.65       2.10            1.72         2.11
      Net interest
       margin (4)            1.74       2.16            1.78         2.23

    Asset Quality Data
     (dollars in thousands)
      Non-performing
       loans/total loans                                0.23 %       0.29 %
      Non-performing
       loans/total assets                               0.13         0.16
      Non-performing
       assets/total
       assets                                           0.14         0.16
      Allowance for loan
       losses/non-
       performing loans                               280.10       242.04
      Allowance for loan
       losses/non-accrual
       loans                                          285.51       249.53
      Allowance for loan
       losses/total loans                               0.66         0.69
      Net charge-offs to
       average loans
       outstanding           0.00 %     0.00 %          0.00         0.01

      Non-performing
       assets                                        $31,311      $35,608
      Non-performing
       loans                                          29,676       34,517
      Loans 90 days past
       maturity but still
       accruing interest                                 563        1,035
      Non-accrual loans                               29,113       33,482
      Net charge-offs         $84       $102             425        1,046

    Capital Ratios
     (Astoria Federal)
      Tangible                                          7.37 %       7.23 %
      Core                                              7.37         7.23
      Risk-based                                       15.39        15.44

    Other Data
      Cash dividends paid
       per common share     $0.22      $0.20           $0.86        $0.77
      Dividend payout
       ratio                34.92 %    27.40 %         34.54 %      27.02 %
      Stockholders'
       equity (in
       thousands)                                 $1,396,531   $1,553,998
      Common
       stockholders'
       equity (in
       thousands)                                  1,396,531    1,503,998
      Book value per
       common share (5)                                18.90        18.85
      Tangible book value
       per common share (6)                            16.39        16.53
      Average
       equity/average
       assets                6.19 %     7.08 %          6.55 %       7.07 %
      Mortgage loans
       serviced for
       others (in
       thousands)                                 $1,895,102   $2,671,085
      Full time
       equivalent
       employees                                       1,971        1,956

     (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
     (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
     (3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
     (4) Net interest margin represents net interest income divided by average interest-earning assets.
     (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
     (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)
                                 For the Three Months Ended December 31, 2003
                                                                    Average
                                            Average                  Yield/
                                             Balance      Interest    Cost
       Assets:                                                    (Annualized)
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family            $8,977,731    $111,409    4.96 %
               Multi-family, commercial
                real
                  estate and construction     3,123,763      54,701    7.00
            Consumer and other loans (1)        429,105       4,779    4.45
            Total loans                      12,530,599     170,889    5.46
            Mortgage-backed securities
             (2)                              8,692,026      83,685    3.85
            Other securities (2) (3)            467,850       3,561    3.04
            Federal funds sold and
               repurchase agreements             42,225         102    0.97
         Total interest-earning assets       21,732,700     258,237    4.75
         Goodwill                               185,151
         Other non-interest-earning
          assets                                917,547
       Total assets                         $22,835,398

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                          $2,937,759       2,955    0.40
            Money market                      1,264,709       1,736    0.55
            NOW and demand deposit            1,471,362         222    0.06
            Certificates of deposit           5,510,619      49,732    3.61
            Total deposits                   11,184,449      54,645    1.95
            Borrowed funds                    9,931,336     108,945    4.39
         Total interest-bearing
          liabilities                        21,115,785     163,590    3.10
         Non-interest-bearing liabilities       306,873
       Total liabilities                     21,422,658
       Stockholders' equity                   1,412,740
       Total liabilities and
        stockholders' equity                $22,835,398

       Net interest income/net interest
         rate spread                                        $94,647    1.65 %
       Net interest-earning assets/net
         interest margin                       $616,915                1.74 %
       Ratio of interest-earning assets
         to interest-bearing liabilities           1.03x


                                 For the Three Months Ended December 31, 2002
                                                                  Average
                                            Average               Yield/
                                            Balance     Interest   Cost
       Assets:                                                 (Annualized)
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $9,650,104   $142,101   5.89 %
               Multi-family, commercial
                real
                  estate and construction    2,340,428     44,963   7.68
            Consumer and other loans (1)       366,254      4,912   5.36
            Total loans                     12,356,786    191,976   6.21
            Mortgage-backed securities
             (2)                             6,886,092     88,350   5.13
            Other securities (2) (3)           771,038     13,477   6.99
            Federal funds sold and
               repurchase agreements           498,048      1,914   1.54
         Total interest-earning assets      20,511,964    295,717   5.77
         Goodwill                              185,151
         Other non-interest-earning
          assets                             1,341,603
       Total assets                        $22,038,718

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                         $2,818,110      4,489   0.64
            Money market                     1,744,120      4,880   1.12
            NOW and demand deposit           1,359,038        526   0.15
            Certificates of deposit          5,185,574     52,633   4.06
            Total deposits                  11,106,842     62,528   2.25
            Borrowed funds                   8,999,131    122,185   5.43
         Total interest-bearing
          liabilities                       20,105,973    184,713   3.67
         Non-interest-bearing liabilities      372,728
       Total liabilities                    20,478,701
       Stockholders' equity                  1,560,017
       Total liabilities and
        stockholders' equity               $22,038,718

       Net interest income/net interest
         rate spread                                     $111,004   2.10 %
       Net interest-earning assets/net
         interest margin                      $405,991              2.16 %
       Ratio of interest-earning assets
         to interest-bearing liabilities          1.02x


     (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3)  Other securities include Federal Home Loan Bank of New York stock.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)

                                 For the Twelve Months Ended December 31, 2003
                                                                    Average
                                            Average                 Yield/
                                            Balance      Interest     Cost
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $8,990,636    $466,544   5.19 %
               Multi-family, commercial
                real
                  estate and construction    2,757,481     203,785   7.39
            Consumer and other loans (1)       410,095      19,247   4.69
            Total loans                     12,158,212     689,576   5.67
            Mortgage-backed securities
             (2)                             8,491,108     337,222   3.97
            Other securities (2) (3)           529,592      28,955   5.47
            Federal funds sold and
               repurchase agreements           136,272       1,538   1.13
         Total interest-earning assets      21,315,184   1,057,291   4.96
         Goodwill                              185,151
         Other non-interest-earning
          assets                             1,172,962
       Total assets                        $22,673,297

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                         $2,907,541      13,198   0.45
            Money market                     1,403,363       9,934   0.71
            NOW and demand deposit           1,469,805       1,526   0.10
            Certificates of deposit          5,419,725     200,593   3.70
            Total deposits                  11,200,434     225,251   2.01
            Borrowed funds                   9,686,459     452,502   4.67
         Total interest-bearing
          liabilities                       20,886,893     677,753   3.24
         Non-interest-bearing liabilities      302,311
       Total liabilities                    21,189,204
       Stockholders' equity                  1,484,093
       Total liabilities and
        stockholders' equity               $22,673,297

       Net interest income/net interest
         rate spread                                      $379,538   1.72 %
       Net interest-earning assets/net
         interest margin                      $428,291               1.78 %
       Ratio of interest-earning assets
         to interest-bearing liabilities          1.02x


                                 For the Twelve Months Ended December 31, 2002
                                                                     Average
                                             Average                 Yield/
                                             Balance      Interest     Cost
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $10,077,810    $626,251   6.21 %
               Multi-family, commercial
                real estate and
                construction                  2,072,805     162,677   7.85
            Consumer and other loans (1)        307,103      17,623   5.74
            Total loans                      12,457,718     806,551   6.47
            Mortgage-backed securities (2)    6,599,887     377,623   5.72
            Other securities (2) (3)          1,011,280      69,211   6.84
            Federal funds sold and
               repurchase agreements            766,906      12,877   1.68
         Total interest-earning assets       20,835,791   1,266,262   6.08
         Goodwill                               185,151
         Other non-interest-earning assets    1,116,863
       Total assets                         $22,137,805

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                          $2,754,000      29,096   1.06
            Money market                      1,876,107      32,512   1.73
            NOW and demand deposit            1,269,866       3,176   0.25
            Certificates of deposit           5,203,610     223,216   4.29
            Total deposits                   11,103,583     288,000   2.59
            Borrowed funds                    9,097,198     513,838   5.65
         Total interest-bearing
          liabilities                        20,200,781     801,838   3.97
         Non-interest-bearing liabilities       372,050
       Total liabilities                     20,572,831
       Stockholders' equity                   1,564,974
       Total liabilities and stockholders'
        equity                              $22,137,805

       Net interest income/net interest
         rate spread                                       $464,424   2.11 %
       Net interest-earning assets/net
         interest margin                       $635,010               2.23 %
       Ratio of interest-earning assets
         to interest-bearing liabilities           1.03x

     (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3)  Other securities include Federal Home Loan Bank of New York stock.



SOURCE  Astoria Financial Corporation
    -0-                             01/22/2004
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com /
    /Company News On-Call: http://www.prnewswire.com/comp/104529.html / /Web site: http://www.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation; Astoria Federal Savings and Loan
     Association
ST:  New York
IN:  FIN
SU:  ERN CCA